
                                                                                                                     Exhibit 12.2
                                                                                                                        5/28/2003
                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002 and the year to date March 31, 2003
                                                                                                                        Three
                                                                                                                        Months
                                                                                                                        Ended
                                                                                   Year ended December 31,            March 31,
                                                 ----------------------------------------------------------------------------------
                                                             1998         1999          2000        2001        2002          2003
                                                             ----         ----          ----        ----        ----          ----
                                                -----------------------------------------Thousands of Dollars----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                          $   976,879   $  896,272   $   921,856  $  976,318  $  977,583   $  209,046
  Interest expense, net of amounts capitalized            218,562      196,953       211,410     185,232     169,417       44,607
  Distributions on preferred securities of subsidiary      54,327       65,774        59,104      59,104      62,553       14,919
  AFUDC - Debt funds                                        7,117       12,429        23,396      13,574       8,405        1,836
                                                      -----------   ----------   -----------  ----------  ----------   ----------
         Earnings  as defined                         $ 1,256,885   $1,171,428   $ 1,215,766  $1,234,228  $1,217,958   $  270,408
                                                      ===========   ==========   ===========  ==========  ==========   ==========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest on long-term  debt                        $   182,879   $  164,375   $   171,994  $  162,546  $  138,850   $   37,826
   Interest on affiliated loans                                 0            0             0      12,389       9,793        1,390
   Interest on interim obligations                         12,213       19,787        28,262      12,693       3,074            0
   Amort of debt disc, premium and expense, net            13,378       15,127        14,257      15,106      16,108        4,023
   Other interest charges                                  17,209       10,094        20,292      (3,929)      9,996        3,204
  Distributions on preferred securities of subsidiary      54,327       65,774        59,104      59,104      62,553       14,919
                                                      -----------   ----------   -----------  ----------  ----------   ----------
         Fixed charges as defined                         280,006      275,157       293,909     257,909     240,374       61,362
Tax deductible preferred dividends                            297          283           270         268         268           67
                                                      -----------   ----------   -----------  ----------  ----------   ----------
                                                          280,303      275,440       294,179     258,177     240,642       61,429
                                                      -----------   ----------   -----------  ----------  ----------   ----------
Non-tax deductible preferred dividends                      5,642        1,446           404         402         402          101
Ratio of net income before taxes to net income        x     1.695   x    1.650   x     1.646  x    1.599  x    1.581   x    1.567
                                                      -----------   ----------   -----------  ----------  ----------   ----------
Pref dividend requirements before income taxes              9,563        2,386           665         643         636          158
                                                      -----------   ----------   -----------  ----------  ----------   ----------
Fixed charges plus pref dividend requirements         $   289,866   $  277,826   $   294,844  $  258,820  $  241,278   $   61,587
                                                      ===========   ==========   ===========  ==========  ==========   ==========

RATIO OF EARNINGS TO FIXED CHARGES PLUS
   PREFERRED DIVIDENDEQUIREMENTS                             4.34         4.22          4.12       4.77        5.05           4.39
                                                            =====        =====         =====      =====       =====           ====


Note:  The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric
       Generating Company.